Exhibit 4.2

DELHAIZE AMERICA, INC.

2002 RESTRICTED STOCK UNIT PLAN

(Effective May 23, 2002)

DELHAIZE AMERICA, INC.

2002 RESTRICTED STOCK UNIT PLAN

1. Purpose.

     The purpose of the Delhaize America, Inc. 2002 Restricted Stock Unit Plan (the “Plan”) is to enhance the ability of Delhaize America, Inc. (“DZA”), a subsidiary of Etablissements Delhaize Frères et Cie “Le Lion” S.A. (“Parent”), and the subsidiaries of DZA to attract and retain officers, employees, directors and consultants of outstanding ability and to provide selected officers, employees, directors, consultants and individuals who have accepted an offer of employment from any of these entities with an interest in Parent parallel to that of Parent’s stockholders.

2. Definitions.

          For purposes of the Plan:

     2.1. “Agreement” means the written agreement between DZA and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.

     2.2. “Award” means a grant of Restricted Stock Units.

     2.3. “Board” means the Board of Directors of DZA.

     2.4. “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of Parent or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, reincorporation, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

     2.5. “Change in Control” means

(a) an acquisition or series of acquisitions (other than directly from Parent) by a Person or a group of Persons acting in concert (excluding Parent, an employee benefit plan of Parent or any Subsidiary or an entity controlled by Parent’s shareholders) of twenty-five percent (25%) of the common stock or voting securities of Parent;

(b) at any time during the term of this Plan there is a change in the composition of the Parent Board resulting in a majority of the directors who are in office on the date hereof (“Incumbent Directors”) no longer constituting a majority of the directors of Parent; provided that, in making such determination, persons who are elected to serve as directors of Parent and who are proposed by all of the directors in office on the date of such proposal (other than in connection with an actual or threatened proxy contest) shall be treated as Incumbent Directors;

(c) consummation of a merger, consolidation or sale of all or substantially all of Parent’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the holders of voting securities of Parent receive sixty percent (60%) or more of the voting securities of the company or entity resulting from the Business Combination (“Resulting Company”), of which at least a majority of the board of directors of the Resulting Company were Incumbent Directors, and after which no person or entity beneficially owns twenty-five percent (25%) or more of the voting securities of the Resulting Company, who did not beneficially own such stock immediately before the Business Combination;

(d) shareholder approval of a complete liquidation or dissolution of Parent, other than in connection with a transaction described in Section 2.5(c);

(e) a direct or indirect sale or transfer of the voting securities of DZA following which one or more persons (other than Parent) beneficially owns fifty (50%) percent or more of the voting power of DZA; and

(f) a sale of all or substantially all of DZA’s assets or the liquidation or dissolution of DZA.

     Notwithstanding the foregoing, provisions (e) and (f) of this definition shall not apply to any Participant hereunder who is not either an employee or partially paid by the Company unless the Committee shall determine otherwise.

     2.6. “Code” means the Internal Revenue Code of 1986, as amended.

     2.7. “Committee” means the Board or a committee authorized by the Board from time to time to administer the Plan and to perform the functions set forth herein.

     2.8. “Company” means, as the context requires, any of Parent, DZA or any Subsidiary, either alone or collectively.

     2.9. “Disability” means:

(a) in the case of a Participant whose employment with the Company is subject to the terms of an employment agreement between such Participant and the Company, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(b) in all other cases, the term “Disability” as used in this Plan or any Agreement shall mean a physical or mental infirmity which impairs the Participant’s ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

     2.10. “DZA” means Delhaize America, Inc.

     2.11. “DZA Subsidiary” means an indirect Subsidiary of Parent that is also a direct or indirect subsidiary of DZA.

     2.12. “Effective Date” means May 23, 2002 subject only to approval by the Board prior thereto.

     2.13. “Eligible Individual” means any director, officer, or employee of Parent or any Subsidiary, or any individual who has accepted an offer of employment from any of these entities, designated by the Committee as eligible to receive Awards subject to the conditions set forth herein.

     2.14. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     2.15. “Fair Market Value” on any date means the closing sales price of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the New York Stock Exchange or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith.

     2.16. “Parent” means any corporation that is a parent corporation (within the meaning of Section 424(e) of the Code), and as of the Effective Date, specifically means Etablissements Delhaize Frères et Cie “Le Lion” S.A., a company organized under the laws of the Kingdom of Belgium, or any successor thereto.

     2.17. “Parent Board” means the Board of Directors of Parent.

     2.18. “Participant” means an Eligible Individual who has been granted an Award under the Plan.

     2.19. “Person” means any individual, partnership, joint venture, corporation, limited partnership, limited liability company, trust, estate, unincorporated organization, association, or other entity.

     2.20. “Plan” means the Delhaize America, Inc. 2002 Restricted Stock Unit Plan, as amended and restated from time to time.

     2.21. “Restricted Stock Unit” means a right to receive one Share from DZA subject to the terms of the Plan and the applicable Agreement.

     2.22. “Securities Act” means the Securities Act of 1933, as amended.

     2.23. “Shares” means the American Depositary Shares of Parent, as evidenced by American Depositary Receipts.

     2.24. “Subsidiary” means any corporation that is a subsidiary corporation (within the meaning of Section 424(f) of the Code), including any limited liability company or other entity that is disregarded for Federal tax purposes or treated as a corporate subsidiary under the Code.

     2.25. “Taxable Event” means any event in connection with the receipt of Shares or cash hereunder with respect to which a Participant recognizes taxable income.

     2.26. “Withholding Taxes” means the employer’s minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes including payroll taxes, that are applicable to a Taxable Event).

3. Administration.

     3.1. The entire Board may comprise the Committee or the Board may delegate administration of the Plan to a Committee or Committees designated by it. The term “Committee” shall apply to any person or persons to whom such authority has been delegated. Furthermore, unless one or more Committees have been designated by the Board, any reference to the Committee in the Plan shall mean the Board. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and reassume the administration of the Plan. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. DZA hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

     3.2. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a) select those Eligible Individuals to whom Awards shall be granted under the Plan and determine the number of Restricted Stock Units to be granted pursuant thereto, determine the terms and conditions of each Award, and to make any amendment or modification to any Agreement consistent with the terms of the Plan;

(b) construe and interpret the Plan and Awards granted hereunder, and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law and the Code (to the extent applicable), and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in good faith in the exercise of this power shall be final, binding and conclusive upon Parent, DZA, all Subsidiaries, the Participants, and all other persons having any interest therein;

(c) determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or service for purposes of the Plan;

(d) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan;

(e) except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, which allocation or delegation may be revoked by the Committee at any time; and

(f) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

4. Restricted Stock Units Subject to the Plan.

     4.1. The Board, in its sole discretion, shall determine the number of Restricted Stock Units that shall be covered by an Award.

     4.2. In the event of a Change in Capitalization, the Board or Committee shall conclusively determine the appropriate adjustments, if any, to the number of Restricted Stock Units or other stock or securities which are subject to Awards.

5. Terms of Restricted Stock Units.

     5.1. Grant. The Committee may grant Awards to Eligible Individuals, which shall be evidenced by an Agreement between DZA and the Participant. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine, subject to the terms and provisions set forth below in this Section 5.

     5.2. Rights of Participant. Until the Restricted Stock Units vest, the Participant shall have no rights of a shareholder.

     5.3. Non-transferability. No Award shall be transferable by the Participant other than by will or by the laws of descent and distribution. The terms of an Award shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant.

     5.4. Vesting of Awards. The Restricted Stock Units shall vest at such time or times and on such terms and conditions as the Committee may determine. The Board may accelerate the vesting schedule of an Award at any time.

     5.5. Delivery of Shares. As the Restricted Stock Units vest, the Participant shall receive Shares free of all restrictions hereunder.

     5.6. Effect of a Termination of Employment.

     The Agreement evidencing the grant of each Award shall set forth the terms and conditions applicable to such Award upon a termination or change in the status of employment of the Participant.

6. Adjustment Upon Changes in Capitalization.

     If, by reason of a Change in Capitalization, a Participant shall be entitled to an Award that covers new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award prior to such Change in Capitalization.

7. Effect of Change in Control.

     Notwithstanding any other provision of the Plan (including but not limited to Section 8) or any provision in any Agreement to the contrary, upon, prior to or within three (3) months after the occurrence of a Change in Control, the Committee may, in its discretion, terminate any outstanding Awards without the Participants’ consent as long as it provides for Participant realization of the value of such Awards through the vesting of all outstanding Awards and the settlement thereof, at the discretion of the Committee in either cash or Shares or the same securities or other property that shareholders have received or will receive in exchange for their shares of common stock of Parent. Further, if such Awards continue following a Change in Control, such Awards may be adjusted in accordance with Sections 4.2 and 6 of the Plan.

8. Termination and Amendment of the Plan.

     The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board, and no Award may be granted thereafter. The Board may sooner terminate the Plan, may at any time and from time to time amend, modify or suspend the Plan, and may amend or modify an outstanding Award; provided, however, that: (a) except as permitted under Section 7 hereof, no such amendment, modification, suspension or termination shall impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the Participant, nor shall any amendment, modification, suspension or termination deprive any Participant of any Shares which he or she may have acquired through or as a result of the Plan; and (b) to the extent necessary under applicable law, no amendment shall be effective unless approved by the stockholders of DZA or Parent in accordance with applicable law.

9. Non-Exclusivity of the Plan.

     The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable.

10. Limitation of Liability.

     As illustrative of the limitations of liability of DZA and each DZA Subsidiary, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(i)	give any person any right to be granted an Award other than at the sole discretion of the Committee;

(ii)	give any person any rights whatsoever with respect to Shares unless and until the Restricted Stock Units vest;

(iii)	limit in any way the right of DZA or any DZA Subsidiary to terminate the employment of any person at any time; or

(iv)	be evidence of any agreement or understanding, expressed or implied, that DZA or any DZA Subsidiary will employ any person at any particular rate of compensation or for any particular period of time.

11. Regulations and Other Approvals; Governing Law.

     11.1. Except as to matters of United States federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of North Carolina without giving effect to conflicts of laws principles thereof.

     11.2. The grant of Awards under the Plan, and the obligation of DZA to deliver Shares with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all United States federal and state securities laws, and the obtaining of all such approvals by governmental agencies or regulatory or corporate bodies as may be deemed necessary or appropriate by the Committee.

     11.3. The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any governmental or regulatory authority.

     11.4. Each Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any Belgian, state or federal law, or the consent or approval of any governmental, regulatory or corporate body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

     11.5. Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to DZA in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder.

12. Miscellaneous.

     12.1. Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Eligible Individual.

     12.2. Withholding of Taxes. Upon the occurrence of a Taxable Event, the Participant shall pay an amount equal to the applicable Withholding Taxes either, in the discretion of the Company, (i) prior to the issuance of Shares or the payment of cash, or (ii) after such issuance or payment through payroll withholding. The Company shall have the right to deduct from any payment of cash to a Participant an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Participant may make a written election, which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to him or her for payment of Withholding Taxes.

     12.3. Effective Date. The effective date of this Plan is May 23, 2002.